Exhibit No. 21.1

TEXAS PACIFIC LAND CORPORATION
List of Subsidiaries

Entity	Jurisdiction
Texas Pacific Resources LLC	Texas
Texas Pacific Water Resources LLC	Delaware
Transmissive Water Services LLC (under Texas Pacific Water Resources LLC)	Texas
TPL Holdings LLC	Texas
Texas Eagle Ranches, LLC	Texas
Texas Pacific Royalty Acquisitions, LLC	Texas
Riverton Holdings, LLC	Texas